December 23, 2005
Mail Stop 4561

By U.S. Mail and facsimile to (618) 656-0371

Mr. Larry W. Mosby
President and Chief Executive Officer
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, IL 62025

Re:	First Federal Financial Services, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
Form 10-Q for Fiscal Quarters Ended March 31, 2005, June 30, 2005 and
September 30, 2005
	File No.  000-50820

Dear Mr. Mosby:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		John P. Nolan
		Accounting Branch Chief